Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the prospectuses and to the incorporation by reference in Post-Effective Amendment No. 670 to the Registration Statement (Form N-1A; File No. 333-138490) of PowerShares Exchange-Traded Fund Trust II of our reports dated July 31, 2017, with respect to the financial statements and financial highlights of Guggenheim S&P Global Dividend Opportunities Index ETF (one of the series constituting Claymore Exchange-Traded Fund Trust), and Guggenheim Canadian Energy Income ETF, Guggenheim China Real Estate ETF, Guggenheim China Small Cap ETF, Guggenheim Frontier Markets ETF, Guggenheim International Multi-Asset Income ETF, Guggenheim MSCI Global Timber ETF and Guggenheim Shipping ETF (seven of the series constituting Claymore Exchange-Traded Fund Trust 2) included in the Annual Reports to shareholders for the fiscal year ended May 31, 2017, our report dated October 30, 2017, with respect to the financial statements and financial highlights of Guggenheim China All-Cap ETF, Guggenheim China Technology ETF, Guggenheim S&P Global Water Index ETF and Guggenheim S&P High Income Infrastructure ETF (five of the series constituting Claymore Exchange-Traded Fund Trust 2) included in the Annual Report to shareholders for the fiscal year ended August 31, 2017, and our report dated December 21, 2017, with respect to the financial statements and financial highlights of Guggenheim MSCI Emerging Markets Equal Country Weight ETF (one of the series constituting Rydex ETF Trust) included in the Annual Report to shareholders for the fiscal year ended October 31, 2017.

/s/ Ernst & Young LLP

Tysons, Virginia

April 4, 2018